Exhibit 10.20

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 17, 2010 (the “Effective Date”) between SILICON VALLEY BANK (“Bank”), and ADVANCED BIOHEALING, INC., a Delaware corporation (“Borrower”), amends and restates the terms of that certain Loan and Security Agreement by and among Bank, Oxford Finance Corporation, the lenders party thereto and Borrower, dated as of December 23, 2008 (as amended from time to time, the “Original Agreement”), and provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.1.1 Growth Capital Loan Facility.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower on the Effective Date or as soon thereafter as practical, an advance (the “Growth Capital Advance”), in the amount of Fifteen Million Dollars ($15,000,000). When repaid, the Growth Capital Advance may not be re-borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only on the Growth Capital Advance, in arrears commencing on September 30, 2010 and continuing thereafter on the first day of each successive calendar month (each a “Growth Capital Interest Only Payment Date”) during the Growth Capital Interest Only Period. Commencing on the Growth Capital Amortization Date and continuing thereafter during the Growth Capital Repayment Period, Borrower shall make forty-seven (47) consecutive equal monthly payments of principal and interest in arrears, in such amount as will fully amortize the then-outstanding Growth Capital Advance over the Growth Capital Repayment Period (individually, the “Growth Capital Scheduled Payment”, and collectively, “Growth Capital Scheduled Payments”). Each Growth Capital Scheduled Payment shall be due on the last day of each successive calendar month during the Growth Capital Repayment Period (or, if such day is not a Business Day, then on the first Business Day thereafter) (each a “Growth Capital Scheduled Payment Date”). All unpaid principal and accrued and unpaid interest is due and payable in full on the Growth Capital Maturity Date with respect to such Growth Capital Advance, at which time the Original Agreement Accrued Fees shall also be due and payable in full. The Growth Capital Advance may only be prepaid in accordance with Sections 2.1.1(c) or 2.1.1(d).

(c) Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Growth Capital Advance advanced by Bank under this Agreement, provided Borrower, (a) provides written notice to Bank of its election to prepay the Growth Capital Advance at least ten (10) Business Days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all outstanding principal and accrued interest on the Growth Capital Advance; (ii) the Prepayment Fee and the Original Agreement Accrued Fees; and (iii) all other sums, including Bank Expenses, if any, that have become due and payable hereunder with respect to the Growth Capital Advance.

(d) Mandatory Prepayment Upon an Acceleration. If the Growth Capital Advance is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest on the Growth Capital Advance, (ii) the Prepayment Fee and the Original Agreement Accrued Fees, plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts; provided however that the Prepayment Fee shall not be due or payable in the event that the Bank declare an Event of Default solely under Section 8.3 (Material Adverse Change) hereof.

2.1.2 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank agrees to lend to Borrower from time to time prior to the Revolving Line Maturity Date, Revolving Advances up to the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Revolving Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line (including but not limited to the Revolving Line Termination Fee) shall be immediately due and payable.

2.1.3 Letters of Credit Sublimit.

(a) Letters of Credit. As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Revolving Advances under the Revolving Line. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000), inclusive of Credit Extensions relating to Sections 2.1.4 and 2.1.5. The aggregate amount available to be used for the issuance of Letters of Credit may not exceed (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base, minus (ii) the outstanding principal amount of any Revolving Advances (including any amounts used for Cash Management Services and the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and minus (iii) the FX Reduction Amount. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, other than gross negligence or willful misconduct, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b) Obligations Absolute. The Borrower’s obligations under this Section 2.1.3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against Bank, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with Bank that Bank shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Bank. The Borrower agrees that any action taken or omitted by Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of Bank to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Bank to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent resulting from the gross negligence or willful misconduct of Bank (as finally determined by a court of competent jurisdiction).

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.4 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to One Hundred Fifty Thousand Dollars ($150,000) (such maximum shall be the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts that are not paid by Borrower for any FX Forward Contracts will be treated as Revolving Advances under the Revolving Line under the Revolving Facility and will accrue interest at the interest rate applicable to Revolving Advances.

2.1.5 Cash Management Services Sublimit. Borrower may use up to Two Million Five Hundred Thousand Dollars ($2,500,000), inclusive of Credit Extensions relating to Sections 2.1.3 and 2.1.4 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).

2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Revolving Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount, exceeds the lesser of either the Revolving Line or the Borrowing Base (such amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash the amount of such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Lockbox; Account Collection Services.

(a) Prior to the making of any Revolving Advance, Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). It will be considered an immediate Event of Default if the Lockbox is not set-up and operational as of the date set forth in the preceding sentence.

(b) Until such Lockbox is established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by the Bank. Upon receipt by Borrower of such proceeds, Borrower shall immediately transfer and deliver same to Bank, for the ratable benefit of the Bank, along with a detailed cash receipts journal. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) Business Days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts, less any amounts due to Bank, such as payments due to the Bank, other fees and expenses, or otherwise. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations. Without limiting the foregoing, the Bank may exercise dominion and control over the Lockbox (and the amounts in the Lockbox) in their sole discretion.

2.4 Payment of Interest on the Credit Extensions.

(a) Interest Rates.

(i) Growth Capital Advance. Subject to Section 2.4(b), the principal amount of the Growth Capital Advance outstanding shall accrue interest, which interest shall be payable monthly in arrears as more fully set forth in Section 2.1.1(b), at a fixed per annum rate equal to one percent (1.00%) above the Prime Rate.

(ii) Revolving Advances. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the Prime Rate; which interest shall be payable monthly.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change. For the avoidance of doubt, such changes shall not apply to the Growth Capital Advance, the interest rate for which shall remain fixed for the term hereof after the Effective Date.

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(e) Debit of Accounts. Bank, for the benefit of the Bank, may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Payments; Interest Computation. Unless otherwise provided, interest is payable monthly on the first calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.5 Fees. Borrower shall pay to Bank:

(a) Revolving Commitment Fee. A non-refundable commitment fee on account of the Revolving Line (the “Revolving Commitment Fee”) payable as follows: $50,000 shall be fully earned and paid on the Effective Date (net of any amount of the Revolving Commitment Fee paid to Bank pursuant to the terms of the Original Agreement); an additional $50,000 shall be paid on the first anniversary of the Effective Date, provided this Agreement is still on effect on the date thereof; and an additional $50,000 shall be paid on the second anniversary of the Effective Date, provided this Agreement is still on effect on the date thereof;

(b) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined in good faith by Bank. The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved under the Cash Management Services Sublimit for products provided and under the Foreign Exchange Sublimit for FX Forward Contracts. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder;

(c) Revolving Line Termination Fee. The Revolving Line Termination Fee, when due hereunder.

(d) Prepayment Fee. The Prepayment Fee, when due hereunder;

(e) Original Agreement Accrued Fees. The Original Agreement Accrued Fees, when due hereunder; and

(f) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses incurred in connection with the documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents to which it is a party;

(b) duly executed original signatures to the Control Agreements;

(c) its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the States of Delaware and California as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) a subordination agreement from each holder of Subordinated Debt;

(g) a Perfection Certificate, executed by Borrower;

(h) evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(i) payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, are subject to the following:

(a) Borrower shall have duly executed and delivered to Bank a Payment/Advance Form, together with an executed Transaction Report;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole reasonable discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing.

(a) Growth Capital Advance. To obtain the Growth Capital Advance, Borrower must deliver to Bank a completed Payment/Advance Form in the form attached as Exhibit B. On the Growth Capital Funding Date, Bank shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to the Growth Capital Advance. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

(b) Revolving Advances. Subject to the prior satisfaction of all other applicable conditions to the making of a Revolving Advance set forth in this Agreement, to obtain a Revolving Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Revolving Advance. Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Revolving Advances to the Designated Deposit Account. Bank may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Revolving Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority under this Agreement). If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof (and further details as may be required by Bank) and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as the Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release their Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed perfection certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth on the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

5.2 Collateral. Except as noted in the Perfection Certificate, Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Bank notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion. Without limiting the foregoing, Borrower shall, within 45 days of the Effective Date, cause to be delivered to Bank, a landlord consent (or similar) with respect to each of Borrower’s leased locations, and a bailee agreement (or similar) with respect to UPS; in each case in form and content reasonably acceptable to Bank.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business and except as noted in the Perfection Certificate,. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

5.3 Litigation. Except as set forth in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $100,000.

5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports (or extensions thereof as may be permitted by applicable law), and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10 Product Shipment. Borrower has shipped more than Thirty Two Million Dollars ($32,000,000) of Borrower’s product, net of returns and allowances, from January 1, 2008 through the Effective Date.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank or Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank or Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank for the ratable benefit of the Bank, in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall provide Bank with the following:

(i) within fifteen (15) days after the end of each month, (A) a Transaction Report (and any schedules related thereto) (if there are no loan balances outstanding under the Revolving Line for the preceding calendar month), (B) monthly accounts receivable agings, aged by invoice date, (C) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (D) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger, and (E) a deferred revenue schedule;

(ii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iii) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(iv) the more frequent of weekly, by Monday of the following week, or with each request for a Revolving Advance when there are loan balances outstanding under the Revolving Line for the preceding calendar month, a Transaction Report (and any schedules related thereto);

(v) within thirty (30) days after the beginning of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for such fiscal year of Borrower, (B) annual financial projections for such fiscal year (on a quarterly basis), together with any related business forecasts used in the preparation of such annual financial projections; in each case, as approved by Borrower’s board of directors and provided to Borrower’s equity investors and (C) any interim updates of (A) or (B) above; and

(vi) as soon as available, and in any event within 180 days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.

(b) In the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by a Bank, Borrower shall furnish Bank with copies (or, at a Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on Bank’s request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts in an aggregate amount in excess of $150,000 at any time. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or

Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Bank shall require that all proceeds of Accounts be deposited by Borrower into a lockbox account, or such other “blocked account” as specified by Bank, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank, for the ratable benefit of the Bank according to their respective Revolving Line Commitment Percentages, in their original form, duly endorsed, to be applied (i) prior to an Event of Default, pursuant to the terms of Section 2.4(e) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, for the benefit of the Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank, for the ratable benefit of the Bank, in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Twenty Five Thousand Dollars ($25,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. At reasonable times, but not less than two (2) times per year unless requested by Bank (and in the event of a Default or Event of Default) on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Bank’s and Bank’s request, Borrower shall deliver a certificate of insurance with a copy of the loss payee/additional insured endorsements, and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $25,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank have been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank, for the ratable benefit of the Bank, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain its primary depository, operating and securities accounts with Bank or Bank’s Affiliates, which accounts shall represent at least 85% of the dollar value of Borrower’s and Borrower’s Subsidiaries’ accounts at all financial institutions.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with Bank or financial institution other than Bank or Bank’s Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of the Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.9 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.10 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.11 Notices of Litigation and Default. Borrower will give prompt written notice to Bank of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to have a material adverse effect with respect to Borrower. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Bank of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.12 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (not to exceed 65% of such stock units or other evidence of ownership in the case of a foreign Subsidiary).

6.13 Financial Covenants. Maintain at all times:

(a) Liquidity. Borrower’s unrestricted cash and Cash Equivalents maintained with Bank or Bank’s Affiliates, plus excess availability under the Revolving Line, measured at all times, of at least Six Million Dollars ($6,000,000).

(b) Fixed Charge Coverage Ratio. Borrower’s Fixed Charge Coverage Ratio, measured monthly, shall be at least the following amounts for the respective periods:

Period	Minimum FCCR
Effective Date through September 30, 2010	1.10:1.00
October 1, 2010 through December 31, 2010	1.25:1.00
January 1, 2011 and thereafter	1.50:1.00

(c) Profitability. A minimum aggregate Net Income of at least One Dollar ($1.00) measured monthly on a rolling three-month basis.

6.14 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within ten (10) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, and (e) non-exclusive licenses of Borrower’s intellectual property in the ordinary course of business to include licenses of product to partnerships in bona fide collaborations.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) terminate the employment of or replace any Key Person (other than with a replacement of such Key Person reasonably acceptable to Bank) or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 65% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except

7.3.1 in the situation in which Borrower is the acquiror and the surviving legal entity, where total cash consideration for all such transactions does not in the aggregate exceed Five Million Dollars ($5,000,000) in any fiscal year of Borrower;

7.3.2 in the situation in which Borrower is acquired by another Person, which is not a borrower of Bank,

(a) and Borrower is merged with and into such other Person, where (i) such other Person is in the same (or a similar) line of business as Borrower; (ii) Borrower demonstrates to Bank’s reasonable satisfaction, no later than ten (10) days prior to the proposed closing date of the transaction, pro forma compliance with the financial covenants set forth in Section 6.13, for the twelve (12) month prior immediately prior to the transaction, and for the twelve (12) month period following and after giving effect to such transaction; (iii) Borrower delivers to Bank, no later than ten (10) days prior to the proposed closing date of the transaction, historical financial information of the other Person, in form and content reasonably acceptable to Bank, demonstrating positive EBITDA of such other Person for the twelve (12) month period immediately prior to the transaction; (iv) such transaction is not opposed by the Board of Directors (or equivalent governing body) of the other Person or Borrower; and (v) Borrower delivers to Bank, no later than ten (10) days prior to the proposed closing date of any such acquisition, the signed and accepted written notice of intent (or similar) with respect to such transaction; or

(b) and Borrower remains a wholly-owned Subsidiary of such other Person (as used herein, the “parent”), where (i) the parent is in the same (or a similar) line of business as Borrower; (ii) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring this Agreement; (iii) Borrower delivers to Bank, no later than ten (10) days prior to the proposed closing date of the transaction, evidence in form and content reasonably acceptable to Bank, demonstrating that the Tangible Net Worth (as determined in accordance with GAAP) of the parent, as of the closing date of the proposed transaction, is not less than the Tangible Net Worth of Borrower (as determined in accordance with GAAP with reference to Borrower’s most current quarterly or annual financial statements) as of the date hereof and as of the closing date of the applicable transaction; (iv) the parent shall have executed and delivered to Bank, as of the closing date of the proposed transaction, an unconditional guaranty and a security agreement, each in form and content reasonably acceptable to Bank, guaranteeing to Bank Borrower’s payment and performance of Borrower’s Obligations under this Agreement, which guaranty shall be secured by all of parent’s assets, including but not limited to parent’s ownership interest in Borrower; and (v) Borrower shall continue to be fully and primarily liable for the payment and performance of all covenants, conditions, and Obligations under this Agreement;

7.3.3 in each case in which the acquirer is a borrower of Bank, Borrower must obtain Bank’s prior written consent to any such acquisition, which may be granted or withheld in Bank’s sole discretion;

in each case of this Section 7.3, provided no Event of Default has occurred and is continuing or would exist after giving effect to any such transaction.

A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens expressly permitted hereunder to have priority over the Bank’s liens. Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may pay dividends solely in common stock; and (ii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of $100,000 per fiscal year.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, and (ii) transactions that are permitted under Section 7.2(c)(ii) hereof.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Indebtedness Payments.

(i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due under this Agreement or due Bank) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Growth Capital Maturity Date or the Revolving Line Maturity Date, as applicable). During the cure period, the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.7, 6.8, 6.13 or 6.14, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8 (except for this Section 8.2(b))) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply to any covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business (limited in scope to those Governmental Authorities located in the United States, as long as Borrower conducts business solely in the United States) and the same are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default by Borrower or any Guarantor in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could have a material adverse effect on Borrower’s business;

8.7 Judgments. (a) A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or (b) except with the prior written consent of the Bank, a settlement of any litigation (whether or not a court proceeding is commenced) pursuant to which Borrower is obligated to pay an amount greater than One Million Dollars ($1,000,000);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement;

8.10 Governmental Approvals. Any Governmental Approval of any Governmental Authority (limited in scope to those Governmental Authorities located in the United States, as long as Borrower conducts business solely in the United States) shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority (limited in scope to those Governmental Authorities located in the United States, as long as Borrower conducts business solely in the United States) that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in such Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction (limited in scope to those Governmental Authorities located in the United States, as long as Borrower conducts business solely in the United States) and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction (limited in scope to those Governmental Authorities located in the United States, as long as Borrower conducts business solely in the United States) and the affect on such status or legal qualifications has, or could reasonably be expected to have, a Material Adverse Change; provided that, as to any of the events and circumstances described in this Section 8.10 that can, in the Bank’s reasonable discretion, be cured, as long as Borrower is making diligent attempts to so cure such events or circumstances (and is keeping Bank fully apprised of such efforts and the effects thereof), Borrower shall have a grace period (which shall not in any case exceed twenty (20) Business Days) to attempt to cure such events or circumstances, and within such time period such events or circumstances shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period); provided further that, no such cure period shall be provided if another Event of Default (other than under this Section 8.10) has occurred and is continuing, hereunder. Notwithstanding anything in this Agreement to the contrary, any of the events or circumstances of the kind described in this Section 8.10, including without limitation any violation of the covenants set forth in Section 6.1 or 7.10 (as each relates to the events and circumstances described in this Section 8.10), shall not be deemed to constitute an “Event of Default” under any provision of this Agreement other than this Section 8.10.

9	RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank or Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank or Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank for the benefit of the Bank;

(i) place a “hold” on any account maintained with Bank or Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in their possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in their sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Liability for Collateral. So long as the Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Bank, the Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number indicated below. Each party may change its address or facsimile number by giving the other parties written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ADVANCED BIOHEALING, INC.
36 Church Lane
Westport, CT 06880
Attn: Kevin Rakin, Chief Executive Officer
Tel.: (203) 557-0735
Fax: (203) 557-0739

With a copy (which shall not constitute notice) to:	ADVANCED BIOHEALING, INC.
10933 N. Torrey Pines Road, Suite 200
La Jolla, CA 92037
Attn: Larry Jones, Executive Director of Finance
Tel.: (858) 754-3711
Fax: (858) 754-3811

With a copy (which shall not constitute notice) to:	ADVANCED BIOHEALING, INC.
36 Church Lane
Westport, CT 06880
Attn: Luke Albrecht, Senior Counsel
Tel.: (203) 682-7224
Fax: (203) 557-0739

If to Bank:	Silicon Valley Bank
4370 La Jolla Village Drive, Suite 860
San Diego, CA 92122
Attn: Derek R. Brunelle
Tel.: (858) 784-3311
Fax: (858) 622-1424

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable,

the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12	GENERAL PROVISIONS

12.1 Termination of Revolving Line Prior to Revolving Line Maturity Date. The Revolving Line Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s liens and security interests in the Collateral shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election, or at Bank’s election due to the occurrence and continuance of an Event of Default, unless the Revolving Line is replaced by Bank with another credit facility provided by Bank, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee (the “Revolving Line Termination Fee”) in an amount equal to (x) One Hundred Twelve Thousand Five Hundred Dollars ($112,500), if such termination occurs on or after January 1, 2011 but prior to the first anniversary of the Effective Date; (y) Seventy Five Thousand Dollars ($75,000), if such termination occurs after the first anniversary but before the second anniversary of the Effective Date; and (z) Thirty Seven Thousand Five Hundred Dollars ($37,500), if such termination occurs after the second anniversary of the Effective Date.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that any such transaction is in compliance with all applicable laws, including without limitation, U.S. federal and state securities laws.

12.3 Indemnification; Expenses. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses resulting from such Indemnified Person’s gross negligence or willful misconduct.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by Bank, Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to the Bank or Bank in writing or through inspection pursuant to this Agreement that is marked confidential or by its nature would reasonably be understood to be confidential shall be considered confidential. The Bank agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as the Bank uses with its own confidential information, but in any event no less than a reasonable degree of care. Bank shall not disclose such information to any third party (other than to the Bank’s or Bank’s members, partners, attorneys, governmental regulators, or auditors, or to Banks or Bank’s subsidiaries and affiliates and prospective transferees and purchasers of the Credit Extensions, all subject to the same confidentiality obligation set forth herein, or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Bank’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Bank or Bank, (c) is disclosed to the Bank or applicable Bank by a third party having a legal right to make such disclosure, or (d) is independently developed by the Bank or applicable Bank. Notwithstanding the foregoing, Bank’s agreement of confidentiality shall not apply if Bank has acquired indefeasible title to any Collateral to which the applicable confidential information relates or in connection with any enforcement or exercise of Bank’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Bank’s security interest in the Collateral.

Bank may use confidential information for the development of client databases, reporting purposes, and market analysis, so long as Bank and the Bank do not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12 Right of Set Off. Borrower hereby grants to Bank and to Bank, a lien, security interest and right of set off as security for all Obligations to Bank hereunder, whether now existing or hereafter arising upon and against all deposits, credits and other Collateral, now or hereafter in the possession, custody, safekeeping or control of Bank or Bank or any entity under the control of Bank or Bank (including an Bank affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank or Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other Collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER COLLATERAL OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13 Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

13	DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Cash Management Services” is defined in Section 2.1.5.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s and Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) for the benefit of the Bank over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Growth Capital Advance, any Revolving Advance, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.4(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number XX, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“EBITDA” shall mean (a) the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for any period of determination, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of net profit (or loss), depreciation expense and amortization expense, plus (d) income tax expense.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserve the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in their good faith business judgment. Eligible Accounts shall not include:

(a) Accounts that the Account Debtor has not paid within one hundred five (105) days of invoice date regardless of invoice payment period terms;

(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within one hundred five (105) days of invoice date;

(c) Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit reasonably acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Bank otherwise approve of in writing;

(d) Accounts billed and payable outside of the United States unless the Bank have a first priority, perfected security interest or other enforceable Lien in such Accounts;

(e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(g) Accounts with credit balances over one hundred five (105) days from invoice date;

(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approve in writing;

(i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in their sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(q) Accounts for which the Account Debtor has not been invoiced;

(r) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(s) Accounts for which Borrower has agreed to extend Account Debtor’s payment beyond 90 days;

(t) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(u) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(v) Accounts for which Bank in their good faith business judgment determines collection to be doubtful.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Fixed Charge Coverage Ratio” means the ratio of (A) EBITDA measured on a trailing twelve month basis as of the last day of each fiscal month (the “measurement date”), less (i) capital expenditures, (ii) cash taxes, and (iii) cash dividends, all paid during the twelve months prior to the measurement date, to (B) Interest Expense paid during the twelve months prior to the measurement date, plus scheduled principal payments of long term debt due in the twelve months succeeding the measurement date.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.4.

“FX Reduction Amount” is defined in Section 2.1.4.

“FX Reserve” is defined in Section 2.1.4.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Growth Capital Advance” is defined in Section 2.1.1(a).

“Growth Capital Amortization Date” means October 30, 2010.

“Growth Capital Funding Date” is the date on which the Growth Capital Advance is made to or on account of Borrower, which shall be the Effective Date or as soon thereafter as practical.

“Growth Capital Interest Only Period” means the period of time commencing on the Growth Capital Funding Date through the day before the Growth Capital Amortization Date.

“Growth Capital Loan Commitment” is Fifteen Million Dollars ($15,000,000).

“Growth Capital Maturity Date” is the earliest of (a) September __, 2014, or (b) the occurrence of an Event of Default.

“Growth Capital Repayment Period” is a period of time equal to forty-seven (47) consecutive months commencing on the Growth Capital Amortization Date.

“Growth Capital Scheduled Payment Date” is defined in Section 2.1.1(b).

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is Borrower’s Chief Executive Officer, who is Kevin Rakin as of the Effective Date.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.3.

“Letter of Credit Application” is defined in Section 2.1.3(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.3(g).

“Lien” is a claim, mortgage, lien, deed of trust, levy, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Subordination Agreement, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement between Borrower, any guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral, (b) a material impairment in the value of the Collateral, or (c) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; in the case of either clause (b) or (c) above, which, in the reasonable opinion of Bank, materially impairs the prospect of repayment of any portion of the Obligations.

“Net Income” means net income determined in accordance with GAAP, excluding non-cash changes in the fair value of warrants and any non-cash stock-based compensation expense.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, Prepayment Fee, Original Agreement Accrued Fees, Growth Capital Loan Fee, Revolving Commitment Fee, Unused Revolving Line Facility Fee, and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Agreement Accrued Fees” means each of the following amounts due and payable to Bank under (and as defined in) the Original Agreement: (i) the Prepayment Fee, (ii) the unaccrued portion of the Growth Capital Final Payment under (and as defined in) the Original Credit Agreement and (iii) the Revolving Line Termination Fee.

“Overadvance” is defined in Section 2.2.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness of Borrower incurred in connection with vehicle fleet leasing, not to exceed $250,000 in the aggregate in any fiscal year; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the then-outstanding principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) (i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments accepted in connection with Transfers permitted by Section 7.1;

(e) (i) Investments of Subsidiaries in or to other Subsidiaries or Borrower; and (ii) Investments by Borrower in Subsidiaries not to exceed $100,000 in the aggregate in any fiscal year;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors which do not exceed $100,000 in the aggregate in any year, provided that no cash loans under this clause (ii) may be made if an Event of Default is then occurring or would otherwise upon the making thereof;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) joint ventures or strategic alliances, provided that any cash investments by Borrower do not exceed at any time during the term hereof the lesser of (x) $500,000 or (y) 10% of Borrower’s unrestricted cash; and

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.

Notwithstanding the foregoing, Permitted Investments shall not include, and Borrower and each Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument (except as otherwise expressly permitted in this Agreement), including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an “auction rate security.”

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s and/or Bank’s Liens or they do not exceed $100,000 in the aggregate at any time during the term hereof;

(c) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Bank’s and/or Bank’s Liens or, if they do have priority over any of Bank’s and/or Bank’s Liens, the aggregate amount of such Liens does not at any time exceed $250,000;

(d) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Bank’s and/or Bank’s Liens or, if they do have priority over any of Bank’s and/or Bank’s Liens, the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed $250,000;

(e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(h) purchase money or other Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $1,000,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if (x) the Lien is confined to the property and improvements and the proceeds of the Equipment and (y) any such Equipment is acquired after the Effective Date; provided that, for sake of clarity, “purchase money” Liens permitted hereunder and which meet the requirements of the Code with respect to “purchase-money security interests” shall be entitled to priority over the Bank’s Liens to the extent permitted hereunder;

(i) leases for Borrower’s fleet of vehicles, provided the same do not require payment in excess of $250,000 in the aggregate in any fiscal year;

(j) Liens securing Subordinated Debt; and

(k) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Borrower has complied with Section 6.8 hereof.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an additional fee payable to the Bank, unless the Growth Capital Loan is replaced by Bank with another credit facility provided by Bank, in amount equal to (x) one percent (1.00%) of the then-outstanding amount of the Growth Capital Loan Commitment, if such prepayment occurs prior to the first anniversary of the Effective Date; (y) one half of one percent (0.50%) of the then-outstanding amount of the Growth Capital Loan Commitment, if such prepayment occurs after the first anniversary but before the second anniversary of the Effective Date; and (z) zero percent (0.00%) of the then-outstanding amount of the Growth Capital Loan Commitment, if such prepayment occurs after the second anniversary of the Effective Date.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in their good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events or contingencies which, as determined by Bank in their good faith business judgment, do or may reasonably be expected to adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), or (ii) the security interests of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’ good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Executive Director of Finance and Corporate Controller of Borrower.

“Revolving Advance” or “Revolving Advances” means an advance (or advances) under the Revolving Line.

“Revolving Commitment Fee” is defined in Section 2.5(a).

“Revolving Line” is an amount equal to Fifteen Million Dollars ($15,000,000).

“Revolving Line Maturity Date” is September     , 2013.

“Revolving Line Termination Fee” is defined in Section 12.1

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank, the Borrower and the other creditor), on terms acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.5(b).

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ADVANCED BIOHEALING, INC.

By	/s/ Kevin Rakin

Name:	Kevin Rakin

Title:	Chairman and CEO

BANK:

SILICON VALLEY BANK

By	/s/ Derek R. Brunelle

Name:	Derek R. Brunelle

Title:	Deal Team Leader

[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired, any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS NOON P.S.T.

Fax To:	Date:

LOAN PAYMENT:

ADVANCED BIOHEALING, INC.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $		and/or Interest $

Authorized Signature:	Phone Number:

Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C

Transaction Report

Input

GENERAL INPUT SHEET			Domestic
		TO		COMMENTS
Date of Data		All reports
Report number		All reports
Prior day’s Gross A/R Balance (Line 8)		Transaction rpt	$—
Current day’s A/R ineligible Figure		Transaction rpt	$—
Prior day’s Loan Balance (Line 17)		Transaction rpt	$—
Current day’s loan advance request		Transaction rpt	$—

SALES JOURNAL
Invoices :	Normal sales	Sch. A	—	Enter as positive
Credit Memos:	Normal sales	Sch. A	—	Enter as positive
Misc. Adj.:	Normal sales	Sch. A		If addition enter as positive
	Check figure -Net sales journal		$—	If reduction, enter as negative
CASH RECEIPTS
Credit posted to A/R		Sch. B	$—	Enter as negative
Non-Cash reductions to A/R		Sch. B		Enter as positive
Non-A/R collections		Sch. B	$—	Enter as negative
Total cash collected to Loan		Sch. B		Enter as positive
	Check figure - Should be -0-		$—	credit cards posted, but not rec’d by bank
A/R ADJUSTMENTS - GENERAL LEDGER
		Transaction rpt	$0.00	If addition enter as positive
Detail separately & remit to Bank				If reduction, enter as negative

Silicon Valley Bank
Commercial Finance Division	Report No:	0
3003 Tasman Drive, Santa Clara, CA 95054	Date

TRANSACTION REPORT AND LOAN REQUEST

	ACCOUNTS RECEIVABLE COLLATERAL				Domestic
1	Beginning Accounts Receivable Balance Per Previous Report (Line 8)				$—
2	Add: Sales for Period (Schedule A)				$—
3	Add: Misc. Customers (Schedule A)				$—
4	Less: Credit Memos (Schedule A)				$—
5	Less: Cash Receipts Applied To Accounts Receivable (Direct-Schedule B)				$—
6	Less: Cash - Other
7	Adjustments: Dr. - Increase Cr. (Decrease)				$—
8	Ending Accounts Receivable Balance (Sum Lines 1-7)				$—
9	Deduct: Ineligible Accounts Receivable Per Aging Dated:		1/0/1900		$—
10	Total Eligible Accounts Receivable				$—

11	Availability from Receivables after applying advance rate	Line Limit	$—	80%	$—
12	Less Reserves (Letters of Credit, FX, Cash Services etc):	Maximum	$—		$—
	A/R Availability:				$—
COMPUTATION OF LOAN
13	Beginning Loan Balance				$—
14	Add: Returned Checks (NSF, Endorsement, etc.)				$—
15	Add: Amount deposited back into client’s account after paying down loan balance				$—
16	Less: Cash Applied To Loan - Accounts Receivable (Direct) from Schedule B				$—
17	Less: Cash - Other				$—
18	Ending Loan Balance - Before Loan Request				$—
19	UNUSED BORROWING AVAILABILITY BEFORE LOAN REQUEST				$—
20
21				Loan Advance =	$—
22	NEW LOAN BALANCE - AFTER LOAN ADVANCE				$—
23	REMAINING UNUSED BORROWING AVAILABILITY - After Loan Request				$—
The above described Collateral is subject to a security interest in favor of SILICON VALLEY BANK pursuant to the terms and conditions of a Loan and Security Agreement’s, as executed by and between SILICON VALLEY BANK and the undersigned.

BORROWER			SILICON VALLEY BANK
Advanced BioHealing, Inc.
Auth Signer:		Signature
Name:	Marc Posel	Name	Derek R. Brunelle
Title:	Controller	Title	Vice President
Date:		DATE

Silicon Valley Bank
Commercial Finance Division
3003 Tasman Drive, Santa Clara, CA 95054	A

SCHEDULE A - ACCOUNTS RECEIVABLE ASSIGNED

Report No.		0	Date Assigned			1/0/1900
Customer Number	Customer Name	Type	Invoice Date	Shipping Date	Invoice No.	Invoice Amount
Domestic
	INVOICES , FREIGHT, SALES TAX - See attached detail			Normal sales		$—

	CREDIT MEMOS - See attached detail	VOIDS		Normal CMs		$—

	MISC. CUSTOMERS - See attached detail			Normal miscel.		$—

				Net Sales Assignment		$—

Silicon Valley Bank
Commercial Finance Division
3003 Tasman Drive, Santa Clara, CA 95054	B

SCHEDULE B - ACCOUNTS RECEIVABLE COLLECTION REPORT

Report No.			0		Date of Remittance		1/0/1900
Date Received	Customer No.	Customer Name	Invoice Number	Original Invoice Amt.	Actual Funds Received (Loan)	Discount/DM To A/R Norm.	Amt. Credited To A/R	Non-A/R Collections	Collection Source

Domestic
		see attached report			$—	$—	$—	$—

Totals:					—	—	—	—	—

					(Trans Rpt Ln 20)		(Trans Rpt Ln 5)

Ineligible

Ineligible Domestic
A/R CALCULATION	As of:

1 Unbilled Accounts
2 Over 105 days from invoice date		$—
3 Credit Memos Over 105 Days		$—
4 Accounts cross-aged at 50%		$—
5 Concentrations @ 25%		$—
6 Unapproved foreign accounts		$—
7 Contra accounts		$—
8 Federal Government accounts		$—
9 Unapproved Affiliate & Related Accounts		$—
10 Deferred Revenue Offsets
11 Accounts for Demonstration, Consignment		$—
12 Accounts in dispute; Debtor insolvent		$—
13 Doubtful Accounts		$—
14 Non SVB Approved Accounts

Total Ineligible to BBC		$—

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:        SILICON VALLEY BANK, as Bank

Date:

FROM:  ADVANCED BIOHEALING, INC.

The undersigned authorized officer of ADVANCED BIOHEALING, INC. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower, Bank and the Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly A/R and A/P agings, reconciliations and Transaction Report, deferred revenue schedule	Monthly within 15 days	Yes No

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No

Annual projections	30 days after FYE	Yes No

Transaction Report (when no Advances outstanding)	More frequent of weekly or with each request for an Advance	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Financial Covenant	Required	Actual		Complies
Maintain at all times, measure as indicated:

Minimum Liquidity (at all times)	$6,000,000	$		Yes No

Minimum Fixed Charge Coverage Ratio (tested monthly)	**		:1.0	Yes No

Minimum Profitability (tested monthly; rolling 3-month basis)	$1.00	$		Yes No

**

Period	Minimum FCCR

Effective Date through September 30, 2010	1.10:1.00

October 1, 2010 through December 31, 2010	1.25:1.00

January 1, 2011 and thereafter	1.50:1.00

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

The following analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

ADVANCED BIOHEALING, INC.	BANK’S USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No